Exhibit 10.34

RESIGNATION AGREEMENT

THIS RESIGNATION AGREEMENT (this “Agreement”) is made this 17th day of August, 2008 by and between IVAN TUMANOV, residing at __________________, New York, New York (“Ivan”) and MAGNITUDE INFORMATION SYSTEMS, INC., a Delaware corporation, having its principal offices at 1250 Route 28, Branchburg, New Jersey 08876 (the “Company”).

BACKGROUND:

WHEREAS, Ivan has an Employment Agreement, dated August 16, 2007, with the Company (the “Employment Agreement’); and

WHEREAS, Ivan was and is a party (together with the Company, Lin Dai, Michael Howard and Kiwibox Media, Inc.) to a certain Agreement and Plan of Reorganization, dated February 19, 2007 and the six (6) amendments thereto (collectively, the “Acquisition Agreement”); and

WHEREAS, Ivan has decided to pursue other opportunities and has negotiated with the Company to terminate the Employment Agreement and the Acquisition Agreement as it or they relate to Ivan and the Company pursuant to the terms and provisions of this Agreement.

NOW, THEREFORE, based upon the mutual premises and promises made by the parties to each other, and for other good and valuable consideration, the sufficiency of which the parties hereby acknowledge, it is agreed as follows:

    1.    Termination of Employment Agreement. Ivan and the Company agree to terminate the Employment Agreement, including without limitation, any and all rights, entitlements, benefits, salaries, bonuses, duties, obligations, Company securities issuable thereunder as well as any claims that have arisen or may arise thereunder against or for the benefit of either Ivan or the Company; Ivan and the Company, therefore, mutually agree that the Employment Agreement shall be deemed canceled and terminated and of no longer any legal force or effect as of the date of this Agreement.

    2.    Termination of Acquisition Agreement. Ivan and the Company agree to terminate the Acquisition Agreement as it relates to each of Ivan and the Company, including without limitation, any and all rights, entitlements, benefits, salaries, bonuses, duties, obligations, Company securities issuable thereunder as well as any claims that have arisen or may arise thereunder against or for the benefit of either Ivan or the Company; Ivan and the Company, therefore, mutually agree that the Acquisition Agreement shall be deemed canceled and terminated and of no longer any legal force or effect as of the date of this Agreement.

    3.     Purchase of Ivan’s Company Stock. As partial consideration for Ivan’s agreement to terminate the Employment Agreement and the Acquisition Agreement, the Company shall cause the purchase of Ivan’s securities, identified below, simultaneous with the execution and delivery of this Agreement; the Company shall cause a payment in the amount of Two Hundred Seventy-Five Thousand ($275,000) Dollars to be made to Ivan, either by delivery of a bank draft or certified check or by wire transfer into Ivan’s bank account on the date this Agreement is executed and delivered; in consideration of this payment, Ivan shall deliver to the Company certain of his Company shares, to wit, Certificate No. 2571, representing 9,638,213 Company common shares, Certificate No. CPG-02, representing 11,640 shares of the Company’s Series G Preferred Stock, certain “reset” Company shares, Certificate No. P2681, representing 6,590,231 Company common shares, and certain “penalty” Company shares, Certificate No. P2680, representing 3,520,000 Company Common Shares, Company common stock purchase option for 7,500,000 shares and Performance Common Stock Purchase Option for 3,000,000 shares, together with duly executed stock powers.

    4.     Mutual Releases. Except for the promises made in this Agreement, the Company and Ivan hereby mutually release each other forever, their respective heirs, executors, administrators, directors, officers, employees and agents, from and against any claims of any nature whatsoever, that may have arose or that may arise out of or in connection with (i) any document, including without limitation the Employment Agreement and the Acquisition Agreement, as well as (ii) any set of facts or circumstances that may have arose or that may arise out of any facts or circumstances existing prior to the execution and delivery of this Agreement.

     5.1     Confidential Information. Ivan shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in the website industry (the "Website Industry") or otherwise made public by the Company which affects or relates to the Company’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, "Confidential Information") except in the ordinary course of business or as required by applicable law. For all purposes of this Article 5.1, Confidential Information shall include the methodologies developed by Ivan, alone or with others, during Ivan’s association and employment with the Kiwibox business, including (i) the “Collaborative Editorial and Content Management System”, (ii) the Multi-Level Permission/Jobs based administrative tools; (iii) the Points and Prizes Loyalty Rewards and Fulfillment Systems, and; (iv) any portion of the Kiwibox code and database. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the Website Industry, such item is important, material, and confidential and affects the successful conduct of Employer's business and goodwill, and that any breach of the terms of this Section 5.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include: information in the public domain other than because of a breach of this Agreement.

    5.2     Inventions and Intellectual Property. All ideas, inventions, and other developments or improvements conceived or reduced to practice by Ivan, alone or with others, prior to the date of this Agreement, whether or not during working hours, that were within the scope of the business of the Company or that relate to or result from any of Company's work or projects or the services provided by Ivan to the Company pursuant to the Employment Agreement, shall be the exclusive property of the Company.

    6.1     No Competitive Activities. During the two (2) year period following the date of this Agreement, Ivan shall not engage in any activates that are competitive with the business of the Company, including without limitation, (a)engaging directly or indirectly in any social networking website or online website magazine, with a teen-targeted demographic; (b) soliciting or taking away any executive, employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Company, or attempting to so solicit or take away; (c) interfering with any contractual or other relationship between the Company and any executive, employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (d) using, for the benefit of any person or entity other than the Company any Confidential Information of the Company. The items and projects set forth in Exhibit A of Ivan’s Employment Agreement are expressly and specifically excluded from this limitation.

    6.2     No Negative Statements. During the two-year period following the date of this Agreement, neither Ivan nor the Company shall make or permit the making of any negative statement of any kind concerning the Company or its affiliates, or their respective directors, officers or agents or Ivan.

    7.      Survival of Promises. Except as otherwise provided, the Company and Ivan agree that their respective promises, as the case may be, made in provisions of Articles 4, 5.1, 5.2, 6.1, 6.2, 7 and 8 shall survive the execution and delivery of this Agreement and continue for a period of two (2) years following the date hereof, and shall remain in full force and effect during such period.

    8.      Injunctive Relief. Ivan acknowledges and agrees that his promises made in Articles 4, 5.1, 5.2, 6.1, 6.2, 7, and 8 with respect to confidentiality, property ownership, non-competition and non-solicitation, (I) relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law, and; (ii) represent a material part of the consideration the Company is relying upon to execute, deliver and perform this Agreement. Therefore, Ivan agrees that if he breaches one or more of his promises that the Company shall be entitled to apply for an injunction, restraining order or such other equitable relief as a court of competent jurisdiction as limited by Article 13 may deem necessary or appropriate to restrain Ivan from committing any violation of his promises referred to in this Article 8. Ivan shall have the right to appeal from such injunction or order and to seek reconsideration. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity.

    9.     Term.  The term of this Agreement shall commence upon the date hereof and terminate upon the second anniversary date of this Agreement.

    10.    Ivan Acknowledgments. Ivan hereby acknowledges that he is selling the Company securities for the consideration as identified herein; that he is fully familiar with all of the Company’s published annual, quarterly and current reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Ivan acknowledges that the Company has made no representation as to the value, if any, of its securities or of Ivan’s securities that he is selling pursuant to the terms of this Agreement, and; that he has negotiated the consideration to be paid to him in an arm’s length transaction; that he has had the advice of independent counsel in connection with the review and negotiation of the terms of this Agreement, and; that he hereby waives any and all applicable notice and waiting periods that may be required under state or federal law covering employee rights and/or employer obligations.

    11.     General Provisions. No failure by either party to declare a default based on any breach by the other party of any provisions of this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such breach, or of any future breach.

    12.     Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

    13.     Submission to Jurisdiction; Consent to Service of Process. This Agreement shall be governed in all respects, by the laws of the State of New York, including validity, interpretation and effect, without regard to principles of conflicts of law. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts in the State of New Jersey or in the State of New York for any lawsuits, actions or other proceedings arising out of or related to this Agreement and agree not to commence any lawsuit, action or other proceeding except in such courts. The parties hereto further agree that service of process, summons, notice or document by mail to their addresses set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against them in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or related to this Agreement in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum.

    14.     Entire Agreement. This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Executive other than contained herein.

    15.     Severability. In the event a court of competent jurisdiction determines that a term or provisions contained in this Agreement is overly broad in scope, time geographical location or otherwise, the parties hereto authorize such Court to modify and reduce any such term or provision deemed overly broad in scope, time, geographic location or otherwise so that it complies with then applicable law.

    16.     Headings. The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

    17.     Independent Legal Advice. Ivan hereby acknowledges that he has obtained legal advice concerning this Agreement.

    18.     No Assignment. No party may pledge or encumber its respective interests in this Agreement nor assign any of its rights or duties under this Agreement without the prior written consent of the other party.

    IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

MAGNITUDE INFORMATION SYSTEMS, INC.

By:	/s/ Rudolf Hauke
Rudolf Hauke, President and CEO
Title

/s/ Ivan Tumanov
Ivan Tumanov, Individual